EXHIBIT 99.1

Civeo Reports Third Quarter 2018 Results and Announces Initial Room Commitments at Sitka Lodge in Kitimat, B.C.

HOUSTON and CALGARY, Alberta, Oct. 31, 2018 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the third quarter ended September 30, 2018 and announced initial room commitments at its Sitka Lodge.

Highlights include:

  Delivered third quarter revenues of $120.5 million, an increase from $97.5 million in 2017

  Generated $11.9 million in operating cash flow and $9.8 million in free cash flow

  Room commitments from the Coastal GasLink Pipeline Project (“CGL”) and LNG Canada’s Engineering, Procurement and Construction firm (“EPC”) at the Sitka Lodge, contingent on Notice To Proceed (“NTP”), which is expected shortly, anticipated to generate approximately C$55 million in total revenues over 2018-2020

  Announced completion of an amendment to its credit facility to, among other things, change certain of the financial covenants to provide greater flexibility and capital availability heading into early 2019 in anticipation of capital spending related to the LNG Canada project

“In the third quarter, we generated solid results from our Australian and U.S. segments. In Australia, steady commodity price fundamentals drove sequential improvement in revenue and Adjusted EBITDA. Our U.S. segment, aided by the geographic reallocation of our wellsite assets and robust drilling and completion activity in the Permian and Mid-Con basins, delivered strong EBITDA in the third quarter. Our Canadian third quarter results were negatively impacted by overlapping turnaround schedules between two customers,  reduced operations related room demand from a customer production outage and maintenance-related operational issues. However, we were pleased to win the room commitments for our Sitka Lodge,” stated Bradley J. Dodson, President and Chief Executive Officer.

“Additionally, the Noralta acquisition in Canada continues to drive year-over-year growth in our business. We have completed the integration of Noralta and remain on track to generate C$10 million in annualized synergies by the end of the year. We have also amended our credit facility to provide our business more flexibility to capitalize on growth opportunities in 2019 and 2020.”

Mr. Dodson concluded, “We are confident in the health of our business and believe we will continue to generate free cash flow, provide best in class service for our customers, and create value for all our stakeholders.”

Third Quarter 2018 Results

In the third quarter of 2018, Civeo generated revenues of $120.5 million and reported net loss of $14.3 million, or $0.09 per share, which includes roughly $2 million in fees associated with third party consulting to support strategic projects. During the third quarter of 2018, Civeo produced operating cash flow of $11.9 million, Adjusted EBITDA of $22.4 million and free cash flow of $9.8 million.

(EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Civeo plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and Noralta transaction costs. Free cash flow is a non-GAAP financial measure that is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Please see the reconciliations to GAAP measures at the end of this news release.)

By comparison, in the third quarter of 2017, Civeo generated revenues of $97.5 million and reported a net loss of $22.3 million, or $0.17 per share. The loss included a $4.4 million pre-tax loss ($2.7 million after-tax, or $0.02 per diluted share) resulting from the impairment of open camp assets and land positions in the Company's Canadian segment.  During the third quarter of 2017, Civeo generated operating cash flow of $31.1 million, Adjusted EBITDA of $16.1 million and free cash flow of $29.6 million.

Canadian LNG Award

Civeo is pleased to announce today that it has been awarded an agreement with CGL and LNG Canada’s EPC firm to provide rooms and services from the Company’s existing Sitka accommodations facility, contingent on NTP, which is expected shortly. Civeo’s Sitka Lodge, located in Kitimat, British Columbia, has 646 rooms with plans to expand to 1,100 rooms to support these commitments.

These room commitments at Sitka are in addition to the previously announced four contracts totaling C$100 million of revenues for mobile camps supporting the CGL pipeline project. In accordance with this agreement, CGL will utilize the existing Civeo Sitka Lodge for accommodations required for the construction of the western most portion of the proposed natural gas pipeline, and LNG Canada’s EPC will utilize this lodge for the initial construction phases of the LNG Canada export facility.  The awards cover expected room needs over the initial 18 month time period with a minimum room commitment and options for extension of up to 36 months.  Expected revenues for these commitments are estimated to be approximately C$55 million over the initial 18 months. Civeo will partner with the local First Nation community at Sitka Lodge to supply the accommodation needs during the term of the agreements.

Mr. Dodson stated “We are delighted to confirm the formalization of the agreement with CGL and LNG Canada’s EPC, further solidifying our position as the partner of choice for workforce accommodation solutions in this region, and we expect to secure more room commitments for Sitka Lodge. In conjunction with our First Nation partners, we look forward to delivering best-in-class accommodations on this exciting LNG project.”

Civeo expects to spend approximately C$15 million in capital to expand the Sitka Lodge to 1,100 rooms, in addition to the previously announced C$10 million of capital related to the four mobile camp contracts supporting the CGL pipeline project.

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the third quarter of 2018 to the results for the third quarter of 2017. The Adjusted EBITDA amounts discussed below exclude the fixed asset impairment and Noralta-related expenses noted above.)

Canada

During the third quarter of 2018, the Canadian segment generated revenues of $76.8 million, operating loss of $7.1 million and Adjusted EBITDA of $16.5 million, compared to revenues of $63.8 million, operating loss of $11.7 million and Adjusted EBITDA of $15.6 million for the third quarter of 2017. The third quarter of 2018 results reflect the weakening of the Canadian dollar relative to the U.S. dollar, which decreased revenues by $3.4 million. On a constant currency basis, revenues increased $16.3 million due to the Noralta acquisition, partially offset by the inability to accommodate two turnaround customers simultaneously, as well as the closure of a lodge for maintenance-related operational issues.

Australia

Revenue for the Australian segment was $31.1 million, operating income was $0.5 million and Adjusted EBITDA was $12.4 million in the third quarter of 2018, compared to revenues of $27.5 million, operating loss of $3.7 million and Adjusted EBITDA of $9.7 million in the third quarter of 2017. The third quarter of 2018 results reflect the weakening of the Australian dollar relative to the U.S. dollar, which decreased revenues by $2.5 million and Adjusted EBITDA by $1.0 million. On a constant currency basis, revenues increased $6.0 million due to increased occupancy across a majority of our villages as we continue to see activity strengthen in the mining sector.

U.S.

The U.S. segment generated revenues of $12.6 million, operating loss of $1.3 million and Adjusted EBITDA of $2.4 million in the third quarter of 2018, compared to revenues of $6.1 million, operating loss of $3.9 million and an Adjusted EBITDA loss of $1.9 million in the third quarter of 2017. The revenue increase was primarily due to higher wellsite activity in the Permian and Mid-Con markets and the benefit of the lodge acquisition in Louisiana completed in February 2018.

Income Taxes

Civeo recognized an income tax benefit of $5.3 million, which resulted in an effective tax rate of 28.2% in the third quarter of 2018. During the third quarter of 2017, Civeo recognized an income tax benefit of $4.0 million, which resulted in an effective tax rate of 15.3%.

Financial Condition

As of September 30, 2018, Civeo had total liquidity of approximately $44.4 million, consisting of $39.9 million available under its revolving credit facilities and $4.5 million of cash on hand.

Civeo announced today completion of an amendment to its credit facility to, among other things, change certain of the financial covenants to provide greater flexibility and capital availability heading into early 2019.

Under the amended credit facility, Civeo's leverage ratio (Adjusted EBITDA to total debt) has a maximum of 4.5x in the fourth quarter of 2018 before stepping up to a maximum of 4.75x in the first quarter of 2019. From there, it steps down to 4.5x again in the second quarter of 2019, 4.0x in the third quarter of 2019 and 3.5x in the fourth quarter of 2019 and beyond.  Amortization on the term loan facility was also increased from 10% per annum to 12.5% per annum beginning at December 31, 2018 through maturity.

Civeo’s total debt outstanding at September 30, 2018 was $423.1 million, a $7.1 million decrease since June 30, 2018. The decrease resulted largely from repayments of $13.8 million made with cash flow generated by the business, offset by a translation adjustment.

During the third quarter of 2018, Civeo invested $2.7 million in capital expenditures, up from $2.0 million during the third quarter of 2017. Capital expenditures for both periods were primarily for routine maintenance.

Fourth Quarter and Full Year 2018 Guidance

Civeo continues to see less turnaround and pipeline related occupancy in Canada than originally expected. These conditions are likely to persist throughout the fourth quarter of 2018 and into the first quarter of 2019. On the conference call today, Civeo will provide a preliminary outlook of expected results for 2019.  For the fourth quarter of 2018, Civeo expects revenues of $113 million to $119 million and EBITDA of $17 million to $20 million. For the full year of 2018, Civeo expects revenues of $466 million to $472 million and EBITDA of $74 million to $77 million. Civeo expects capital expenditures of approximately $15 to $20 million for the full year 2018.

Conference Call

Civeo will host a conference call to discuss its third quarter 2018 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com Participants may also join the conference call by dialing (800)-239-9838 in the United States or (323)-794-2551 internationally and using the conference ID 6490112 . A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 6490112#.

About Civeo

Civeo Corporation is a leading provider of workforce accommodations with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for housing hundreds or thousands of workers with its long-term and temporary accommodations and provides catering, facility management, water systems and logistics services. Civeo currently operates a total of 30 lodges and villages in operation in Canada and Australia, with an aggregate of approximately 32,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward looking statements in this news release include the statements regarding Civeo’s future plans, priorities and borrowing needs; growth opportunities; optimism about activity, market demand and commodity price environment in 2018; expected benefits of the agreement with CGL and LNG Canada’s EPC and fourth quarter and full year 2018 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Noralta acquisition, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2017 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017

Revenues	$120,491	$97,489	$352,172	$280,928

Costs and expenses:
Cost of sales and services	81,753	65,527	247,818	186,683
Selling, general and administrative expenses	17,328	15,871	56,754	44,141
Depreciation and amortization expense	34,468	32,700	99,502	97,083
Impairment expense	-	4,360	28,661	4,360
Other operating expense	(163)	375	348	1,104
	133,386	118,833	433,083	333,371
Operating loss	(12,895)	(21,344)	(80,911)	(52,443)

Interest expense, net of capitalized interest	(6,404)	(5,441)	(19,329)	(15,697)
Loss on extinguishment of debt	-	-	(748)	(842)
Interest income	16	49	92	69
Other income	412	517	2,923	1,247
Loss before income taxes	(18,871)	(26,219)	(97,973)	(67,666)
Income tax benefit	5,330	4,011	29,386	9,875
Net loss	(13,541)	(22,208)	(68,587)	(57,791)
Less: Net income attributable to noncontrolling interest	97	123	341	343
Net loss attributable to Civeo Corporation	(13,638)	(22,331)	(68,928)	(58,134)
Less: Dividends attributable to Class A preferred shares	612	-	49,100	-
Net loss attributable to Civeo Corporation common shareholders	$(14,250)	$(22,331)	$(118,028)	$(58,134)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.09)	$(0.17)	$(0.76)	$(0.46)
Diluted	$(0.09)	$(0.17)	$(0.76)	$(0.46)

Weighted average number of common shares outstanding:
Basic	165,855	130,889	154,411	127,512
Diluted	165,855	130,889	154,411	127,512

CIVEO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	SEPTEMBER 30, 2018	DECEMBER 31, 2017
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$4,540	$32,647
Accounts receivable, net	85,238	66,823
Inventories	6,543	7,246
Assets held for sale	12,318	9,462
Prepaid expenses and other current assets	29,603	16,034
Total current assets	138,242	132,212

Property, plant and equipment, net	708,455	693,833
Goodwill, net	119,444	-
Other intangible assets, net	130,497	22,753
Other noncurrent assets	1,998	5,114
Total assets	$1,098,636	$853,912

Current liabilities:
Accounts payable	$32,787	$27,812
Accrued liabilities	20,057	22,208
Income taxes	513	1,728
Current portion of long-term debt	28,146	16,596
Deferred revenue	4,415	5,442
Other current liabilities	4,406	1,843
Total current liabilities	90,324	75,629

Long-term debt	392,161	277,990
Deferred income taxes	22,875	-
Other noncurrent liabilities	30,035	23,926
Total liabilities	535,395	377,545

Shareholders' equity:
Preferred shares	55,791	-
Common shares	-	-
Additional paid-in capital	1,558,901	1,383,934
Accumulated deficit	(696,747)	(579,113)
Treasury stock	(990)	(358)
Accumulated other comprehensive loss	(353,812)	(328,213)
Total Civeo Corporation shareholders' equity	563,143	476,250
Noncontrolling interest	98	117
Total shareholders' equity	563,241	476,367
Total liabilities and shareholders' equity	$1,098,636	$853,912

CIVEO CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017

Cash flows from operating activities:
Net loss	$(68,587)	$(57,791)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	99,502	97,083
Impairment charges	28,661	4,360
Loss on extinguishment of debt	748	842
Deferred income tax benefit	(29,272)	(11,026)
Non-cash compensation charge	7,804	5,481
Gains on disposals of assets	(2,714)	(1,193)
Provision (benefit) for loss on receivables, net of recoveries	(106)	8
Other, net	3,959	3,307
Changes in operating assets and liabilities:
Accounts receivable	89	(2,845)
Inventories	1,342	(1,507)
Accounts payable and accrued liabilities	(10,787)	5,910
Taxes payable	939	9,928
Other current assets and liabilities, net	(5,716)	(7,032)
Net cash flows provided by operating activities	25,862	45,525

Cash flows from investing activities:
Payments related to acquisitions, net of cash acquired	(181,589)	-
Capital expenditures, including capitalized interest	(8,666)	(8,020)
Proceeds from disposition of property, plant and equipment	4,038	1,625
Other, net	111	548
Net cash flows used in investing activities	(186,106)	(5,847)

Cash flows from financing activities:
Proceeds from issuance of common stock	-	64,817
Term loan repayments	(18,177)	(12,214)
Revolving credit borrowings (repayments), net	155,410	(39,937)
Debt issuance costs	(2,742)	(1,795)
Other	(632)	(293)
Net cash flows provided by financing activities	133,859	10,578

Effect of exchange rate changes on cash	(1,722)	1,961
Net change in cash and cash equivalents	(28,107)	52,217

Cash and cash equivalents, beginning of period	32,647	1,785

Cash and cash equivalents, end of period	$4,540	$54,002

CIVEO CORPORATION SEGMENT DATA (in thousands) (unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017
Revenues
Canada	$76,753	$63,832	$226,661	$182,006
Australia	31,090	27,541	89,542	83,164
United States	12,648	6,116	35,969	15,758
Total revenues	$120,491	$97,489	$352,172	$280,928

EBITDA (1)
Canada	$16,094	$11,201	$13,092	$39,099
Australia	12,426	9,673	33,062	31,104
United States	2,414	(1,933)	3,658	(4,278)
Corporate and eliminations	(9,046)	(7,191)	(28,639)	(20,381)
Total EBITDA	$21,888	$11,750	$21,173	$45,544

Adjusted EBITDA (1)
Canada	$16,494	$15,561	$44,068	$43,459
Australia	12,426	9,673	33,062	31,104
United States	2,414	(1,933)	3,658	(4,278)
Corporate and eliminations	(8,982)	(7,191)	(23,913)	(20,381)
Total adjusted EBITDA	$22,352	$16,110	$56,875	$49,904

Operating income (loss)
Canada	$(7,129)	$(11,691)	$(53,777)	$(26,283)
Australia	472	(3,667)	(3,793)	(8,284)
United States	(1,349)	(3,941)	(6,445)	(10,347)
Corporate and eliminations	(4,889)	(2,045)	(16,896)	(7,529)
Total operating loss	$(12,895)	$(21,344)	$(80,911)	$(52,443)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION NON-GAAP RECONCILIATIONS (in thousands) (unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017

EBITDA (1)	$21,888	$11,750	$21,173	$45,544
Adjusted EBITDA (1)	$22,352	$16,110	$56,875	$49,904
Free Cash Flow (2)	$9,762	$29,606	$21,234	$39,130

(1) The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017

Net income (loss) attributable to Civeo Corporation	$(13,638)	$(22,331)	$(68,928)	$(58,134)
Income tax provision (benefit)	(5,330)	(4,011)	(29,386)	(9,875)
Depreciation and amortization	34,468	32,700	99,502	97,083
Interest income	(16)	(49)	(92)	(69)
Loss on extinguishment of debt	-	-	748	842
Interest expense	6,404	5,441	19,329	15,697
EBITDA	$21,888	$11,750	$21,173	$45,544
Adjustments to EBITDA
Impairment expense (a)	-	4,360	28,661	4,360
Noralta transaction costs (b)	464	-	7,041	-
Adjusted EBITDA	$22,352	$16,110	$56,875	$49,904

(a) Relates to the first quarter 2018 and third quarter 2017 impairment of assets in Canada. During the first quarter 2018, we recorded a pre-tax loss of $28.7 million ($20.9 million after-tax, or $0.14 per diluted share), which is included in Impairment expense on the unaudited statements of operations. During the third quarter 2017, we recorded a pre-tax loss of $4.4 million ($3.2 million after-tax, or $0.02 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's acquisition of Noralta Lodge Ltd. For the nine month period ended September 30, 2018, the $7.0 million of costs in 2018 ($6.3 million after-tax, or $0.04, per diluted share), are reflected in the Canada ($2.3 million) and Corporate and eliminations ($4.7 million) reportable segments and are included in Costs of sales and services ($0.3 million) and Selling, general and administrative expenses ($6.7 million) on the unaudited statements of operations. For the three month period ended September 30, 2018, the $0.5 million of costs in 2018 ($0.4 million after-tax, or $0.00, per diluted share), are reflected in the Canada ($0.4 million) and Corporate and eliminations ($0.1 million) reportable segments and are included in Costs of sales and services ($0.2 million) and Selling, general and administrative expenses ($0.3 million) on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business. It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017

Net Cash Flows Provided by Operating Activities	$11,885	$31,124	$25,862	$45,525
Capital expenditures, including capitalized interest	(2,723)	(1,983)	(8,666)	(8,020)
Proceeds from disposition of property, plant and equipment	600	465	4,038	1,625
Free Cash Flow	$9,762	$29,606	$21,234	$39,130

CIVEO CORPORATION NON-GAAP RECONCILIATIONS - GUIDANCE (in millions) (unaudited)

	THREE MONTHS ENDING DECEMBER 31, 2018		YEAR ENDING DECEMBER 31, 2018
EBITDA Range (1)	$17.0	$20.0	$38.3	$41.3
Adjusted EBITDA Range (1)	$17.0	$20.0	$74.0	$77.0

(1) The following table sets forth a reconciliation of estimated EBITDA and Adjusted EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	THREE MONTHS ENDING DECEMBER 31, 2018		YEAR ENDING DECEMBER 31, 2018
	(estimated)		(estimated)

Net loss	$(20.5)	$(18.5)	$(89.3)	$(87.3)
Income tax provision (benefit)	(3.0)	(2.0)	(32.4)	(31.4)
Depreciation and amortization	34.5	34.5	134.0	134.0
Interest expense	6.0	6.0	26.0	26.0
EBITDA	$17.0	$20.0	$38.3	$41.3
Adjustments to EBITDA
Impairment expense (a)	-	-	28.7	28.7
Noralta transaction costs (b)	-	-	7.0	7.0
Adjusted EBITDA	$17.0	$20.0	$74.0	$77.0

(a) Relates to the first quarter 2018 impairment of assets in Canada. During the first quarter 2018, we recorded a pre-tax loss of $28.7 million ($20.9 million after-tax, or $0.14 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's acquisition of Noralta Lodge Ltd. For the nine month period ended September 30, 2018, the $7.0 million of costs in 2018 ($6.3 million after-tax, or $0.04, per diluted share), are reflected in the Canada ($2.3 million) and Corporate and eliminations ($4.7 million) reportable segments and are included in Costs of sales and services ($0.3 million) and Selling, general and administrative expenses ($6.7 million) on the unaudited statements of operations.

CIVEO CORPORATION SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA (U.S. dollars in thousands, except for room counts and average daily rates) (unaudited)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2018	2017	2018	2017

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$72,991	$60,018	$204,258	$169,891
Mobile facility rental revenue (2)	135	579	9,283	1,380
Catering and other services revenue (3)	3,627	3,037	11,082	9,121
Manufacturing revenue (4)	-	198	2,038	1,614
Total Canadian revenues	$76,753	$63,832	$226,661	$182,006

Average available lodge rooms (5)	22,707	14,720	19,975	14,720

Rentable rooms (6)	13,406	8,698	12,362	8,564

Average daily rates (7)	$89	$92	$88	$93

Billed rooms (8)	816,295	646,642	2,320,012	1,822,617

Occupancy in lodges (9)	66%	81%	69%	78%

Canadian dollar to U.S. dollar	$0.765	$0.799	$0.777	$0.766

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$30,679	$27,541	$88,343	$83,164
Catering and other services revenue (3)	411	-	1,199	-
Total Australian revenues	$31,090	$27,541	$89,542	$83,164

Average available village rooms (5)	9,346	9,359	9,346	9,377

Rentable rooms (6)	8,739	8,725	8,731	8,753

Average daily rates (7)	$77	$81	$79	$81

Billed rooms (8)	396,747	340,467	1,114,695	1,030,068

Occupancy in villages (9)	49%	42%	47%	43%

Australian dollar to U.S. dollar	$0.731	$0.790	$0.758	$0.766

(1) Includes revenues related to lodge, village and open camp rooms.

(2) Includes revenues related to mobile camps.

(3) Includes revenues related to catering and food services, laundry and water and wastewater treatment services.

(4) Includes revenues related to modular construction and manufacturing services.

(5) Average available rooms relate to Canadian lodges and Australian villages and includes rooms that are utilized for our personnel.

(6) Rentable rooms relate to Canadian lodges and Australian villages and excludes rooms that are utilized for our personnel and out-of-service rooms.

(7) Average daily rate is based on rentable rooms and lodge/village revenue.

(8) Billed rooms represents total billed days.

(9) Occupancy represents total billed days divided by rentable days. Rentable days excludes staff rooms and out-of-service rooms.